Exhibit 99-1

For Immediate Release

Goldfield Announces Improved First Quarter Results

MELBOURNE, Florida, May 14, 2004 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States, today reported significant increases in revenues and net income for the three months ended March 31, 2004.

Revenues for the company increased nearly 60 percent to $12,260,705 in the current period, compared with $7,680,344 during the same period in 2003.  This substantial increase in revenues was the result of strong growth in both of the company's two business segments - electrical construction and real estate development.

Revenues from electrical construction grew 33 percent, due primarily to the increased volume of electrical construction contracts available.  Meanwhile, revenues from the company's real estate development operations jumped 311 percent, mainly because of the increased number of condominium units under construction during the first three months of 2004, compared with the same period in 2003.

Net income in the first quarter of 2004 increased 273 percent to $839,170, or 3 cents per share, from $224,962, or 1 cent per share, during the same period in 2003.  Although both electrical construction and real estate development contributed to the increased earnings, real estate was the primary driver of this improvement.   Improved real estate earnings was largely due to the higher number of condominium units under construction and the increased profit margins for those condominiums when compared to the same period of the prior year.

John H. Sottile, president of Goldfield, said, "We are off to a strong start in 2004.  During the past two years, we weathered the downturn in the electrical construction business and expanded our electrical construction customer base. At the same time, we established a firm foundation in the real estate development business and successfully embarked on larger real estate projects."

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern region and, more recently, the mid-Atlantic region, of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield also develops waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com
Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003

Revenue
Electrical construction	$ 9,271,934	$ 6,952,899
Real estate development	2,988,771	727,445
Total revenue	12,260,705	7,680,344

Costs and expenses
Electrical construction	7,548,274	5,749,598
Real estate development	2,075,029	644,731
Depreciation and amortization	486,520	345,597
Selling, general and administrative	764,494	580,358
Total costs and expenses	10,874,317	7,320,284

Other income, net
Interest income	20,575	39,486
Interest expense, net	(6,499)	(6,754)
Loss on sale of property and equipment	(1,115)	(22,483)
Other	595	4,907
Total other income, net	13,556	15,156

Income from continuing operations
before income taxes	1,399,944	375,216

Income taxes	560,774	150,254

Income from continuing operations
available to common stockholders	839,170	224,962

Income from discontinued operations	-	-

Net income available to common stockholders	$ 839,170	$ 224,962

Earnings per share of common stock -
basic and diluted
Continuing operations	$ 0.03	$ 0.01
Discontinued operations	$ 0.00	$ 0.00
Net income	$ 0.03	$ 0.01

Weighted average common shares and
equivalents used in the calculations
of earnings per share
Basic	26,301,631	26,927,262
Diluted	26,352,967	27,050,729

May 14, 2004